Exhibit 16.

MALCOLM L. POLLARD, INC.

November 21, 2011

Securities and Exchange Commission

Division of Corporate Finance

100 F Street NE

Washington, D.C. 20549

Re:       Medytox Solutions, Inc. Form 8-K, filed November 7,2011

Dear Sir or Madam:

My accounting firm, Malcolm L Pollard, Inc. (the "Firm"), was formerly the independent accounting firm for Casino Players, Inc., n/k/a Medytox Solutions, Inc. ("Registrant"). The Firm has been provided with a copy of the Current Report on 8-K filed by the Registrant on November 7, 2011 (the "Form 8-K") and which contained disclosures regarding the change in Registrant's certifying accountant. I have reviewed the Form 8-K and I agree with the disclosures contained therein.

Sincerely,

MALCOLM L. POLLARD, INC.

/s/ Malcolm L Pollard

Malcolm L Pollard, President

cc: Medytox Solutions, Inc.